UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) 12/03/04

THE DIRECTV GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

1-31945

(Commission File Number)

DE	52-1106564
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2250 East Imperial Highway El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

(310) 964-0808

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

ITEM 2.05. Costs Associated with Exit or Disposal Activities

On December 3, 2004, The DIRECTV Group, Inc., a Delaware corporation (the “Company”), entered into a Contribution and Membership Interest Purchase Agreement (the “Contribution Agreement”) among itself, SkyTerra Communications, Inc., a Delaware corporation (“SkyTerra”), Hughes Network Systems, Inc., a Delaware corporation (“HNS”) and Hughes Network Systems, LLC, a newly formed Delaware limited liability company (“Newco”).

Pursuant to the terms of the Contribution Agreement, HNS will contribute to Newco substantially all of its assets and certain liabilities related to its Very Small Aperture Terminal business. In addition, HNS will also contribute to Newco the portion of HNS’s Spaceway Ka-band satellite communications platform that is under development and that will not be used in the Company’s direct-to-home satellite broadcasting business. This includes certain ground equipment, intellectual property and rights to acquire the third Spaceway satellite which is currently being manufactured by Boeing for HNS, as well as rights to a contemplated fourth Spaceway satellite. The transaction does not include rights to the first two satellites designed for the Spaceway program, Spaceway 1 and 2, which have been redeployed to support the Company’s direct-to-home satellite broadcasting business.

In consideration of the foregoing, HNS shall receive from Newco $201 million in cash, subject to adjustment as provided in the Contribution Agreement and 100% of the equity interests of Newco. Upon the consummation of the foregoing transactions (the “Transactions”), SkyTerra will purchase 50% of the equity interests of Newco from HNS in exchange for $50 million in cash and 300,000 shares of common stock of SkyTerra. SkyTerra will serve as the managing member of Newco.

To finance a portion of the Transactions, Newco has received definitive commitments from third parties for approximately $375 million of debt financing (the “Financing”), which includes a $75 million revolving line of credit that is expected to be almost entirely undrawn upon closing of the Transactions. The debt obligations of Newco pursuant to the Financing will not be guaranteed by either SkyTerra or the Company.

The Company expects to report a non-cash, pre-tax charge of approximately $200 million in the fourth quarter of 2004 related to the Transactions. Additional costs will be incurred for employment and other contract termination expenses, including pension related expenses, the aggregate amount of which cannot be reasonably estimated at this time. Consummation of the Transactions, which is expected in the first half of 2005, is subject to the satisfaction of customary conditions including, but not limited to, receipt of governmental approvals and completion of the Financing.

On December 6, 2004, the Company issued a press release announcing the Transactions. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The description above is qualified in its entirety by reference to the Contribution Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

This filing contains certain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by the use of statements that include phrase such as “believe,” “expect,” “anticipate,” “estimate” or other similar words or phrases. Similarly, statements related to future events also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These various factors include the uncertainty inherent in securing necessary financing, satisfying closing conditions, obtaining required regulatory approvals and other factors.

ITEM 9.01.	Financial Statements and Exhibits

(c)	Exhibits.

10.1	Contribution and Membership Interest Purchase Agreement dated as of December 3, 2004, by and among The DIRECTV Group, Inc., Hughes Network Systems, Inc., SkyTerra Communications, Inc. and Hughes Network Systems, LLC.

99.1	Press Release dated December 6, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

THE DIRECTV GROUP, INC. (Registrant)

Date: December 9, 2004	By:	/s/ LARRY D. HUNTER
Larry D. Hunter
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Contribution and Membership Interest Purchase Agreement dated as of December 3, 2004, by and among The DIRECTV Group, Inc., Hughes Network Systems, Inc., SkyTerra Communications, Inc. and Hughes Network Systems, LLC.

99.1	Press Release dated December 6, 2004.